UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 18, 2013 (July 15, 2013)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On July 15, 2013, Conrad P. Albert and Jack T. Taylor were elected to the board of directors of Genesis Energy, LLC (the “General Partner”), the general partner of Genesis Energy, L.P. (the “Partnership”). Messrs. Albert and Taylor have each been appointed to the Audit Committee and the Governance, Compensation and Business Development Committee of the board.
There are no understandings or arrangements between either Messrs. Albert or Taylor and any other person pursuant to which they were selected as a director of the General Partner. There are no relationships between either Messrs. Albert or Taylor and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K. As a non-employee director, Messrs. Albert and Taylor will each receive compensation in accordance with the Partnership’s policies for compensating non-employee directors, including awards under the Partnership’s 2010 Long-Term Incentive Plan. On July 15, 2013, Messrs. Albert and Taylor were each granted 439 phantom units under the Partnership’s 2010 Long-Term Incentive Plan.

Item 5.07. Submission of Matters to a Vote of Security Holders.
On July 15, 2013, the holders of the Common Units – Class B of the Partnership elected, by written consent, Conrad P. Albert, James E. Davison, James E. Davison, Jr., Donald L. Evans, Sharilyn S. Gasaway, Kenneth M. Jastrow II, Corbin J. Robertson III, Jack T. Taylor and Grant E. Sims to the board of directors of the General Partner. Holders of all 39,997 of the Common Units – Class B executed the written consent; there were no votes against, abstentions or broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (A Delaware Limited Partnership)

	By:	GENESIS ENERGY, LLC, as General Partner

Date: July 18, 2013	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer